Exhibit 10.2
September 22, 2017

John Bryant
Kellogg Company
One Kellogg Square
Battle Creek, MI 49017

Dear John,

On behalf of the Board of Directors, we respect your desire to retire as the Chief Executive Officer of the Kellogg Company (the “Company”). We are very pleased that you will continue as Executive Chairman of the Board through March 15, 2018, to help ensure an orderly transition of the business. John, we appreciate all the contributions that you have made to the Company over the years, and are delighted that you will play an important role for the Company as Steve transitions into his role as the next Chief Executive Officer of the Company.

As we discussed, on October 2, 2017, (the “Start Date”), Steve will assume the role of CEO, and you will continue to serve as Executive Chairman. You will be paid at your current base salary, however, you will not (i) from the Start Date, be eligible for any bonus awards under the 2018 or subsequent Annual Incentive Plans, (ii) receive any additional stock options, executive performance plan (EPP) shares or any other long-term incentives, or (iii) be a participant in the Company’s Change of Control Policy (consequently your Agreement dated September 12, 2002, as amended, is hereby terminated). Beginning on the date you retire from your role as Executive Chairman, you will continue as an employee of the Company to assist in the transition of the business and be paid at a rate of $50,000 annually. Similar to any other employee, your employment is “at will” and may be terminated by either party at any time.

You will remain eligible to receive your bonus under the Kellogg Company 2017 Annual Incentive Plan, based on the terms of the plan, and you will retain the equity awards (the “Equity Awards”) that have been previously awarded to you. You will receive prorated vesting of your Equity Awards through the last day that you are CEO of the Company and otherwise each Equity Award will be subject to the terms of the relevant plans. The bonus and EPP payouts will be based on actual performance, and will be paid at the time other participants receive their payouts. From the Start Date through the period you are employed with the Company (the “Employment Period”), you will no longer vest in any other stock options or EPP awards.

During the Employment Period, you will remain eligible to participate in the Company’s health, welfare and benefit plans for which you currently are a participant, as in effect from time to time such as the Company’s life insurance, employee and retiree medical insurance, the Pension Plans (as defined below), dental plan, and savings and investment plan. In addition, you acknowledge and agree that commencing on the date you retire from your role as Executive Chairman, (i) you will not receive any “service credit” under the pension benefit formula of the Kellogg Company Supplemental Retirement Plan, the Kellogg Company Excess Benefit Plan and/or the Kellogg Company Key Executive Benefits Plan (the “Pension Plans”) for your continued employment and (ii) none of your compensation received after such date (other than your bonus under the Kellogg Company 2017 Annual Incentive Plan) would be considered when determining pension benefits under the Pension Plans. You acknowledge that you will not be entitled to additional compensation or benefits from the Company other than as set forth or described in this letter (this “Agreement”) or other benefits vested and accrued as of the end of the Employment Period.

•	Other

a.    You agree that, for a period beginning at the end of the Employment Period and ending on the second anniversary of such date (the “Restricted Period”), you shall not, without the prior written consent of either the CEO or the Chief Human Resources Officer and General Counsel of the Company:

i.
directly or indirectly, accept any employment, consult for or with, or otherwise provide or perform any services of any nature to, for or on behalf of any person, firm, partnership, corporation or other

Kellogg Company / Corporate Headquarters
One Kellogg Square / P.O. Box 3599 / Battle Creek, Michigan 49016-3599 (269) 961-2000

business or entity that manufactures, produces, distributes, sells or markets any of the Products (as hereinafter defined) in the Geographic Area (as hereinafter defined); or

ii.
directly or indirectly, permit any business, entity or organization which you, individually or jointly with others, owns, manages, operates, or controls, to engage in the manufacture, production, distribution, sale or marketing of any of the Products in the Geographic Area.

For purposes of this Paragraph, the term “Products” shall mean ready-to-eat cereal products, hot cereal products, toaster pastries, breakfast, protein or meal replacement beverages, cereal bars, granola bars, frozen waffles, frozen pancakes, fruit snacks, crispy marshmallow squares, cookies, crackers, ice cream cones, salty snacks, any other grain-based convenience food, or meat substitutes or potato-based products; the term “Geographic Area” shall mean any country in the world where the Company manufactures, produces, distributes, sells or markets any of the Products at any time during the applicable Restricted Period.

You agree that during the Restricted Period, you shall not, without the prior written consent of the CEO, Chief Human Resources Officer and General Counsel of the Company, directly or indirectly employ, or solicit the employment of (whether as an employee, officer, director, agent, consultant or independent contractor) any person who is or was at any time during the year prior to such employment or solicitation an officer, director, or employee of the Company (except for solicitation pursuant to an advertisement of general solicitation not directed at such parties).

b.     In consideration of the compensation and benefits provided pursuant to this Agreement, the sufficiency of which is hereby acknowledged, you, for yourself and for any person who may claim by or through you, irrevocably and unconditionally release, waive and forever discharge the Company and its past, present and future subsidiaries, divisions, affiliates, successors, and their respective officers, directors, attorneys, agents and employees, from any and all claims or causes of action that you had, have or may have, known or unknown, relating to your employment with the Company up until the date of this Agreement, including but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, the Family and Medical Leave Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act, the Employee Retirement Income Security Act; claims under any other federal, state or local statute, regulation or ordinance; claims for discrimination or harassment of any kind, breach of contract or public policy, wrongful or retaliatory discharge, defamation or other personal or business injury of any kind; and any and all other claims to any form of legal or equitable relief, damages, compensation or benefits (except rights you may have under the Employee Retirement Income Security Act of 1974 to recover any vested benefits), or for attorney’s fees or costs. You additionally waive and release any right you may have to recover in any lawsuit or proceeding against the Company brought by you, an administrative agency, or any other person on your behalf or which includes you in any class. You understand that you are entitled to consider this Agreement for at least twenty-one (21) days before signing it. However, after due deliberation, you may elect to sign this Agreement without availing yourself of the opportunity to consider its provisions for at least twenty-one (21) days. You hereby acknowledge that any decision to shorten the time for considering this Agreement prior to signing it is voluntary, and such decision is not induced by or through fraud, misrepresentation, or a threat to withdraw or alter the provisions set forth in this Agreement in the event you elected to consider this Agreement for at least twenty-one (21) days prior to signing it. You understand that you may revoke this Agreement as it relates to any potential claim that could be brought or filed under the Age Discrimination in Employment Act, 29 U.S.C. §§621-634, within seven (7) days after the date on which you sign this Agreement, and that this Agreement as it relates to such a claim does not become effective until the expiration of the seven (7) day period. In the event that you to revoke this Agreement within the seven (7) day period, you understand that you must provide such revocation in writing to the Company, Attn: General Counsel.

c.     You agree not to engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation, goodwill or commercial interests of the Company, or its past, present and future subsidiaries, divisions, affiliates, successors, officers, directors, attorneys, agents and employees. Notwithstanding this limitation, you and the Company agree that nothing in this Agreement prohibits you from filing a charge or otherwise cooperating or participating in an investigation or proceedings with any federal, state,

Kellogg Company / Corporate Headquarters
One Kellogg Square / P.O. Box 3599 / Battle Creek, Michigan 49016-3599 (269) 961-2000

or local agency and that this Agreement does not limit or extinguish your right to receive an award for information provided to the Securities and Exchange Commission.

d.     You acknowledge and agree that in the course of employment with the Company, you have and will acquire confidential information that includes, by way of example only, trade secrets (including organizational charts, reporting relationships, employee information such as credentials, individual performance, skill sets, salaries and background information), ideas, inventions, methods, designs, formulas, systems, improvements, prices, discounts, business affairs, products, product specifications, manufacturing processes, data and know-how and technical information of any kind whatsoever unless such information has been publicly disclosed by authorized officials of the Company. You agree that you will not, except as authorized in writing on behalf of the Company, use, publish or disclose or authorize anyone to use, publish or disclose, any secret or confidential information or knowledge concerning the business of the Company.

e.     This letter and the agreements herein will be interpreted to avoid any penalty sanctions under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and to deliver the full economic value of all the benefits provided herein. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. Upon your request, the Company agrees to make any changes to this letter and the agreements herein that will assure that no sanctions will be imposed under Section 409A of the Code.

f.     You represent and warrant that you have not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law or otherwise, any action, cause of action, debt, obligation, contract, agreement, covenant, guarantee, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered in this Agreement. The Employment Period may be terminated only by either person signing below (or their successor) by delivering written notice to the other person.

John, on behalf of the Board of Directors, we thank you for your years of dedication, continued commitment and affection for our great Company.

Sincerely,
/s/ Don Knauss

Don Knauss, Lead Director

Acknowledged and agreed this 22nd day of September, 2017
/s/ John Bryant
John Bryant

Kellogg Company / Corporate Headquarters
One Kellogg Square / P.O. Box 3599 / Battle Creek, Michigan 49016-3599 (269) 961-2000